EXHIBIT 21

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
(as of November 30, 2005)

Name	Percentage Ownership
Matthews International S.p.A.	100
Caggiati Espana S.A.	100
Caggiati France SARL	100
Cromaco S.A.	100

Cloverleaf Group, Inc.	100

Holjeron Corporation	100

Matthews Canada Ltd.	100

Matthews Holding Company (U.K.) Ltd.	100
The InTouch Group plc	100
InTouch by Design	76

Matthews Industries	100
Matthews Bronze Pty. Ltd.	100
C. Morello, Pty. Ltd.	100
Ashcroft Pty. Ltd.	100

Matthews International GmbH	100
Reproservice Eurodigital GmbH Munchen	100
Repro-Busek GmbH & Co. KG	100
Rudolf Reproflex GmbH & Co. KG	75
Scholler GmbH & Co. KG	100
S+T GmbH & Co. KG	80

Matthews Resources, Inc.	100

Matthews Swedot AB	100

Venetian Investment Corporation	100

The York Group, Inc.	100
Milso Industries Corporation	100
York Casket Development Company	100
York Agency, Inc.	100